[LOGO]  FIDELITY
        BANCORP, INC.

November 16, 2005                        Annie G. McGrath
                                         Corporate Secretary
                                         (412) 367-3300
                                         E-mail: amcgrath@fidelitybancorp-pa.com

FOR IMMEDIATE RELEASE

                        FIDELITY BANCORP, INC. ANNOUNCES
                           APPOINTMENT OF NEW DIRECTOR


PITTSBURGH, PA, November 16, 2005 - Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (Nasdaq: FSBI), yesterday announced the appointment of Donald J. Huber to its Board of Directors and to the Board of Directors of its
wholly-owned subsidiary, Fidelity Bank, PaSB. Mr. Huber is President of Allegheny Plywood, a building products supplier; Partner with Allegheny Panel Products, a manufacturer of industrial plywood, and Partner with APCO Management, a real estate acquisition firm. Mr. Huber is active in many local organizations, including currently serving as President of the Rotary International Club, Teaching consultant for Massey Center for Business Innovation at Robert Morris University and Chairman Building Fund Committee of Saint John Neumann R.C. Church. Mr. Huber has also served as Co-Den Leader for Boy Scouts of America for 9 years and Ross Township Board of Commissioners - 4th Ward for 4 years.

Richard G. Spencer, President and Chief Executive Officer of the Corporation and the Bank stated, "I am very pleased that Don has been appointed to the Board of Directors. His professional experience and his close ties to the community will make him an invaluable asset as a director. I look forward to working with Don as he assumes his new responsibilities."

Fidelity   Bancorp,   Inc.  is  the  holding   company  of  Fidelity   Bank,   a
Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.